Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         85,592,208    4,519,297
Ravi Akhoury           85,715,018    4,396,488
Barbara M. Baumann     86,248,127    3,863,378
Jameson A. Baxter      86,148,643    3,962,863
Charles B. Curtis      86,111,568    3,999,938
Robert J. Darretta     86,122,587    3,988,918
Katinka Domotorffy     85,970,364    4,141,142
John A. Hill           86,124,882    3,986,624
Paul L. Joskow         86,157,699    3,953,807
Kenneth R. Leibler     86,141,312    3,970,194
Robert E. Patterson    86,183,587    3,927,919
George Putnam, III     86,119,771    3,991,735
Robert L. Reynolds     86,203,661    3,907,845
W. Thomas Stephens     86,109,990    4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Brokernon votes
13,152,791  540,800        741,180      3,303,681

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for    Votes against  Abstentions  Broker non votes

68,444,155   3,118,645      4,434,966    15,274,146


All tabulations are rounded to the nearest whole number.